FIRST PROSPECTUS SUPPLEMENT                     Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 12, 1997)              Registration No. 333-35161


                                2,879,829 Shares


                                VTEL CORPORATION
                                  Common Stock


                          -----------------------------


     This First Prospectus Supplement supplements and amends the Prospectus dated September 12, 1997, (the "Prospectus") relating to 2,879,829 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock") of VTEL CORPORATION, a Delaware corporation (the "Company" or "VTEL"), that may be offered and sold from time to time by certain stockholders of the Company (the "Selling Stockholders"). All capitalized terms used but not otherwise defined in this First Prospectus Supplement shall have the meanings ascribed thereto in the Prospectus.

     The Common Stock is traded on the Nasdaq National Market under the symbol "VTEL." On January 12, 1998, the closing price for the Common Stock on the Nasdaq National Market was $6-5/16.

     The Company will receive none of the proceeds from the sale of the Common Stock offered hereby by the Selling Stockholders other than minimal proceeds upon the exercise of the Warrants. Expenses of preparing and filing the Registration Statement, the Prospectus, this First Prospectus Supplement and all other prospectus supplements are borne by the Company. All selling and other expenses incurred by the Selling Stockholders will be borne by the Selling Stockholders.

     The Prospectus, together with this First Prospectus Supplement, constitutes the prospectus required to be delivered by Section 5(b) of the Securities Act with respect to offers and sales of the Shares. All references in the Prospectus to "this Prospectus" are hereby amended to read "this Prospectus (as supplemented and amended)".

     For a discussion of certain risks of an investment in the Shares, see "Risk Factors" beginning on page 6 of the Prospectus.


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                  ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTA-
                   TION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                          -----------------------------



           The date of this Prospectus Supplement is January 13, 1998.

     The Prospectus is hereby amended to modify the table located in the section of the Prospectus entitled "Plan of Distribution; Selling Stockholders" to delete the reference to Seacrest Capital Limited and, in lieu thereof, add the following information concerning Summit Capital Limited:

     The table below sets forth information as of January 12, 1998 concerning beneficial ownership of the Shares of the Selling Stockholder therein listed. All information concerning beneficial ownership has been furnished by the Selling Stockholder.


                     Number of Shares of                         Common Stock
                         Common Stock      Number of Shares   Beneficially Owned
                      Beneficially Owned   of Common Stock     After Offering(2)
Selling Stockholder  Prior to Offering(1)      Offered         Number    Percent
-------------------  --------------------  ----------------   ------------------

Summit Capital
 Limited(3)                 263,387             263,387          --         --

--------------------

(1) Unless otherwise indicated, to the knowledge of the Company, Summit Capital Limited ("Summit") has sole voting and sole investment power with respect to all shares of Common Stock beneficially owned. Represents those shares of Common Stock held by Summit together with those shares that Summit has the right to acquire upon exercise of warrants or otherwise within 60 days.
(2) Assumes that all shares of Common Stock offered hereby by Summit are actually sold. Such presentation is based on 23,010,019 shares of Common Stock outstanding as of December 1, 1997.
(3) Includes 27,107 shares purchasable pursuant to outstanding warrants. The address of Summit is 38 Hertford Street, London, England W1Y7TG.

Except as set forth above or in the Prospectus, Summit does not currently have, nor within the past three years has it had, any position, office or other material relationship with the Company or any of its predecessors or affiliates.

     The shares of Common Stock beneficially owned by Summit, together with the underlying registration rights, were acquired in a private transaction from Seacrest Capital Limited. Additional Selling Stockholders or other information concerning the above listed Selling Stockholder may be set forth from time to time in additional prospectus supplements.